Exhibit 99.1

NEWS RELEASE

HECLA REPORTS RECORD SILVER AND GOLD RESERVES

Silver Reserves Increase by 13% and Gold Reserves

by 190% over 12/31/12

For Release: February 18, 2014

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today reported the results from another successful year of exploration, achieving record levels of silver and gold reserves and gold resources at its properties despite using reduced metals prices of $20/oz silver and $1300/oz gold. The gains in gold and silver reserves are net of the 8.9 million ounces of silver and 120 thousand ounces of gold produced in 2013.

HIGHLIGHTS¹

●

Year-end proven and probable silver reserve levels reached the highest level in Company history, increasing for the 8th consecutive year, up 13% over December 31, 2012, to 170 million ounces. In addition, measured and indicated resources increased by 18% over December 31, 2012, to 149 million ounces of silver while inferred resources decreased by 17% to 143 million ounces of silver.

●

Proven and probable gold reserves increased by 190% to 2.1 million ounces, also a record level for the Company, principally due to the acquisition of Aurizon Mines Ltd. completed on June 1, 2013. Measured and indicated resources increased 3,610% to 4.7 million ounces of gold and inferred resources increased 148% to 1.8 million ounces of gold.

●	Definition and exploration drilling programs were very successful in upgrading resources to reserves and in identifying new resources outside of the mine plans to replace those upgraded ounces.

●	Exploration and pre-development expenditures in 2014 are projected to be a combined $18 million, a reduction of 51% over 2013 levels.

“This year is the largest silver reserve increase since the acquisition of Greens Creek in 2008 and the highest level of silver and gold reserves in our Company’s 122-year history,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Even with lower price assumptions, Lucky Friday added 39% to reserves, which is part of a 700% increase in reserves over the past eight years. Both Greens Creek and Casa Berardi replaced reserves, despite using lower metals prices and reduced exploration expenditures in 2013. In addition, the outlook for further reserve increases looks good as a result of the discovery of new resources, largely replacing those converted to reserves.”

(1)	A breakdown of the Company’s reserves and resources is set out in the Table A at the end of this news release.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

RESERVES & RESOURCES

Hecla replaced mined silver and added additional reserves and silver resources (measured, indicated and inferred) this year. For silver, total proven and probable reserves increased 13% to 170 million ounces, measured and indicated resources increased 18% to 149 million ounces and inferred resources decreased 17% to 143 million ounces. Proven and probable gold reserves increased by 190% to 2.1 million ounces, while measured and indicated gold resources increased 3,610% to 4.7 million ounces and inferred resources increased 148% to 1.8 million ounces of gold.

At Lucky Friday, there was a 39% increase in proven and probable silver reserves from 55 million to 77 million ounces this year compared to last. Even with the significant increase in the silver reserve ounces, the total measured and indicated resources increased 7% to 116 million silver ounces, while inferred resources decreased 12% to 55 million silver ounces. Reserve additions are due to conversion of resources that are in the LOM (Life of Mine) model and incorporate material from intermediate veins that provide “shadow” stopes for extraction of the 30 Vein. All mining is now planned as mechanized with no conventional mining.

Nearly 100% of the ore mined at Greens Creek was replaced, even with the silver price of $20/oz used to calculate reserves, a 23% reduction over last year. This consistent replacement of reserves at Greens Creek has been a trend that has continued for the last 10 years. The primary replacement came from the conversion of more than 700,000 tons of resource material to reserve in the Deep 200 South, 200 South and Southwest Bench. Measured and indicated resources increased at Greens Creek by 254% to 9.4 million ounces of silver. Inferred resources declined by 26% to 31.8 million ounces of silver due to the upgrade of inferred resources to measured and indicated resources and the conversion of some of that resource to reserve at Deep 200 South, 200 South and East Ore. All resource zones, except the East Ore Zone, were impacted with reduced tons and ounces by reporting an undiluted resource rather than diluted resource, as in previous years, to comply with NI 43-101 requirements and due to the decline in metals prices.

At Casa Berardi there was a loss of 5%, or 67,700 gold ounces, in the reserve from last year for a total of 1,393,700 gold ounces. Estimates of measured and indicated resources show a decrease from 1.47 million to 1.41 million gold ounces, and inferred resources have increased from 572,500 to 601,300 gold ounces.

The mineral reserves in Table A are based on $20.00 per oz of silver, $1,300.00 per oz of gold, $0.90 per pound of lead and $0.80 per pound of zinc. The ratio between $US and $Canadian is 1:1.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration expenditures (including corporate development) for the fourth quarter and full year periods were $5.0 million and $23.5 million, respectively. Exploration expenditures in the fourth quarter were primarily for underground and surface drilling at Casa Berardi, underground drilling on the Deep 200 South and East Ore at Greens Creek and surface drilling at San Sebastian.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Pre-development expenditures totaled $1.4 million in the fourth quarter and $14.1 million for the full-year 2013. Pre-development expenditures in the fourth quarter were primarily for infrastructure and engineering and permitting studies at the San Sebastian project in Mexico, and the San Juan Silver property in Creede, Colorado.

The Company expects that its total spending on pre-development and exploration in 2014 will be $18 million, a reduction of $19.6 million compared to 2013 levels.

Greens Creek - Alaska

Drilling at Greens Creek replaced reserves and made progress in realizing the potential of the Deep 200 South and 200 South trend. The 200 South and Deep 200 South zones currently represent a mineralization trend that extends over 3,000 feet along strike and over 1,000 feet of dip. Definition and exploration drilling of the Deep 200 South has defined three stacked folds of high-grade mineralization that represents up to 600 feet of down-dip continuity. Drill intersections continue to be very encouraging and mineralization remains open to the south. Deep 200 South had some of the widest and highest grade intercepts in recent history at the mine and include 48.0 oz/ton silver, 0.07 oz/ton gold, 6.6% zinc and 3.3% lead over 26.7 feet and 32.5 oz/ton silver, 0.46 oz/ton gold, 17.0% zinc and 7.3% lead over 35.0 feet. Similar southward trending mineralization remains open along the 5250 and Gallagher trends, and the Southwest Bench and Northwest-West zones are open to the southwest. Definition drilling of the East Ore confirmed reserves in the central part of the zone and refined resources on the perimeter. See drill assay highlights in Table B at the end of the release.

Underground drilling in 2014 is expected to consist mainly of in-fill drilling in order to develop a mine plan on the Deep 200 South and the Southwest Bench. Additional exploration drilling will test for mineralization along the limbs of the lower fold, as well as the projected intersection of the Gallagher Fault and the Deep 200 South mineralization. The remaining exploration drilling is expected to test a 1,000 foot gap in drilling at the junction of the projection of the Southwest Bench, 200 South and Deep 200 South.

Surface drilling at the Killer Creek area, which is less than a mile from the current Greens Creek mine infrastructure, intersected broad mineralized zones up to 400 feet with stringer veins locally grading up to 10% copper and 10.4% combined lead-zinc. Widely spaced drilling currently covers an area of 2,500 feet by 2,500 feet and suggests mineralization open in all directions. In general, the northern holes are more copper-gold rich and the southeast area is more zinc, lead and silver rich. The Company believes these “stockwork veins” are characteristic of a vent or source area for the mineralizing fluids for either the Greens Creek deposit or a completely separate sulfide deposit. The planned 20,000 feet of surface drilling at Killer Creek is designed to better define the outward extent of the stockwork area and to intercept the mine contact at depth.

Casa Berardi - Quebec

At Casa Berardi, a total of five drills have been operating underground in an effort to refine current resources and stope designs in the 113, 118, 123 and 127 zones and extend mineralization in the Principale, 134 and 140 zones east toward the East Shaft. Drilling on the 113 Zone from the 350 level confirmed and expanded previous resources towards the 310 level and includes intersections of 0.25 oz/ton gold over 5.6 feet and 0.24 oz/ton gold over 9.2 feet. Drilling from the 530 level of the 118 Zone was successful in extending lenses 118-43, 118-45 and 118-46 to the east. Intersections include 2.32 oz/ton gold over 7.9 feet, 0.75 oz/ton gold over 19.7 feet, and 0.42 oz/ton gold over 5.6 feet. Drilling on the 127-16 and 127-17 zones from the 290 level intersected two distinct high-grade mineralized areas where intersections including 0.74 oz/ton gold over 11.8 feet and 0.77 oz/ton gold over 11.8 feet.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Surface and underground exploration drilling targeted the down-plunge extensions of the 123 and 140 zones below the known zones that show similar styles of mineralization, and had intersections of 1.13 oz/ton gold over 15.4 feet and 0.15 oz/ton gold over 13.3 feet, respectively. See recent drill assay highlights in Table B at the end of the release.

In 2014, planned underground exploration drilling at Casa Berardi is expected to evaluate the down-plunge projections of the 113 Zone and Principale area and the 140 Zone across the Casa Berardi Fault trend. The proposed surface drilling includes the 124 Zone near the Casa Berardi Fault, the southeast trend of the 134 Zone and the deeper extension of the 140 Zone.

Lucky Friday - Idaho

At Lucky Friday, drilling from the 6200-56 Ramp station on the east side of the mine upgraded the 30 Vein and intermediate veins (41, 80 and 130 veins) resources above the 7300 level from inferred to indicated category. Similarly, drilling from the 6500 level of the 55 Ramp confirmed vein positioning and upgraded the resource on the western-central region of the 30 Vein above the 6800 level. Drill intersections continue to include high-grade silver, lead and zinc intercepts, providing further evidence of potentially higher grade mineralization to depth. The drill results on the primary veins include: 18.4 oz/ton silver, 1.1% zinc and 12.0% lead over 8.7 feet (80 Vein), 22.7 oz/ton silver, 10.7% zinc and 16.1% lead over 7.6 feet (30 Vein) and 16.7 oz/ton silver, 8.1% zinc and 14.2% lead over 10.0 feet (130 Vein). See drill assay highlights in Table B at the end of the release.

Underground drilling in 2014 is expected to focus on the central part of the 30 Vein below the 6500 level and possible extensions of the veins to the northeast between the 7000 to 8000 levels.

San Sebastian - Mexico

Exploration

Drilling of the Middle Vein during the year defined a series of veins approximately 3,000 feet along strike and to a depth of 1,000 feet and the deposit appears open for extension along strike and to depth. The Middle and Francine veins have been truncated to the northeast by the San Ricardo Fault. Trenching and surface drilling have been initiated to define drill targets across the San Ricardo Fault to the northeast. Potential extensions to each of the Middle Vein and Hugh Zone structures to the northwest and southeast remain strong and the Middle Vein is open to depth. Exploration drilling in 2014 is planned to evaluate the strike extension of the Francine, Middle and North veins.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Pre-Development

Metallurgical testwork on the Middle Vein is in progress to refine the metallurgical processing and mill designs; in addition geotechnical test work including down-hole packer tests are underway at the proposed tailings pond site. Scoping studies are determining the production viability, rate and sequencing of mining for a near surface mine that would require less capital initially and provide increased returns. Test pits are being excavated along the Middle and Andrea veins at 10-meter spacing for evaluation of overburden, vein continuity and oxidation.

San Juan Silver - Colorado

Exploration & Pre-Development

No exploration drilling occurred in the fourth quarter but database audits continued for the 3D resource model in preparation for future resource confirmation, expansion and exploration.

Work continues on water discharge permits and on an amendment to the 5-year Plan of Operations (POO) for surface exploration drilling. Subject to receipt of the permits and the amended POO, and improved market conditions, the Company expects to commence underground rehabilitation in order to establish drill platforms. Inspections and reporting for Storm Water Management Plans and Spill Prevention Control and Countermeasure Plans continue.

Silver Valley - Idaho; Republic - Washington

Exploration

In the Silver Valley, 3D modelling, geologic reconnaissance and target identification on the Lucky Friday – Golconda Mineral Belt are being advanced as part of a multi-year program. Compilation of the 2013 drilling program results with historic drilling and underground sampling continues at Republic, where Hecla last operated in 1994. The principal focus is completion of a resource estimate of surface-mineable mineralization on the Knob Hill target.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101 (“NI 43-101”), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. (“Aurizon”) titled “Technical Report for the Greens Creek Mine” effective date March 28, 2013, for the Lucky Friday Mine are contained in a technical report prepared for Hecla and Aurizon titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date March 28, 2013 and for the Casa Berardi Mine are contained in a technical report prepared for Aurizon titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 28, 2013 (the “Casa Berardi Technical Report”). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's and Aurizon's profiles on SEDAR at www.sedar.com. The Casa Berardi Technical Report was reviewed by Dr. McDonald on behalf of Hecla. To the best of Hecla’s knowledge, information and belief, there is no new material scientific or technical information that would make the disclosure of the mineral resources and mineral reserves for Casa Berardi in this news release inaccurate or misleading.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd. and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analyses. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or, Quebec, for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of the Company’s mineral resources and mineral reserves, projected exploration and pre-development expenditures to be incurred in 2014; exploration drilling at Greens Creek, Lucky Friday and San Sebastian; metallurgical testwork, scoping studies and test pit excavation at San Sebastian; and exploration and pre-development activities at San Juan Silver, at the Company’s properties in Silver Valley and at Republic. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject, as well as metals prices and exchange rate assumptions noted at the end of Table A relevant to mineral reserve and resourced estimates.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

For further information, please contact:

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: http://www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Table A: Hecla Estimated Mineral Reserves and Resources

(As of December 31, 2013 unless otherwise noted)

Proven Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons
Greens Creek (a)	United States	100.0%	14	12.9	0.13	3.0	8.1	182	2	430	1,150
Lucky Friday (a)	United States	100.0%	3,708	12.1	--	7.3	2.3	44,892	--	270,150	86,360
Casa Berardi (1)	Canada	100.0%	1,106	--	0.17	--	--	--	185	--	--
Total			4,828					45,073	187	270,580	87,510

Probable Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (a)	United States	100.0%	7,783	11.9	0.09	3.3	8.7	92,338	711	255,700	676,800
Lucky Friday (a)	United States	100.0%	2,698	12.0	--	7.2	2.6	32,352	--	193,110	69,180
Casa Berardi (1)	Canada	100.0%	7,933	--	0.15	--	--	--	1,209	--	--
Total			18,414					124,690	1,919	448,810	745,980

Proven and Probable Reserves
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek	United States	100.0%	7,797	11.9	0.09	3.3	8.7	92,520	713	256,130	677,940
Lucky Friday	United States	100.0%	6,406	12.1	--	7.2	2.4	77,243	--	463,260	155,540
Casa Berardi	Canada	100.0%	9,039	--	0.15	--	--	--	1,394	--	--
Total			23,242					169,763	2,106	719,390	833,480

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Measured Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	7	17.6	0.08	4.4	10.5	118	1	290	700
Lucky Friday (3)(a)	United States	100.0%	12,279	5.5	--	3.6	2.2	67,298	--	436,760	269,450
Casa Berardi (4)	Canada	100.0%	1,985	--	0.17	--	--	--	341	--	--
Heva (5)	Canada	100.0%	5,480	--	0.06	--	--	--	304	--	--
Hosco (5)	Canada	100.0%	33,070	--	0.04	--	--	--	1,296	--	--
San Sebastian (6)(a)	Mexico	100.0%	--	--	--	--	--	--	--	--	--
Rio Grande Silver (7)(a)	United States	100.0%	--	--	--	--	--	--	--	--	--
Star (8)(a)	United States	100.0%	--	--	--	--	--	--	--	--	--
Total			52,821					67,416	1,941	437,050	270,150

Indicated Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	761	12.2	0.09	3.2	7.3	9,273	72	24,720	55,170
Lucky Friday (3)(a)	United States	100.0%	9,318	5.2	--	3.4	1.9	48,741	--	318,580	180,610
Casa Berardi (4)	Canada	100.0%	9,896	--	0.11	--	--	--	1,074	--	--
Heva (5)	Canada	100.0%	5,570	--	0.07	--	--	--	369	--	--
Hosco (5)	Canada	100.0%	31,620	--	0.04	--	--	--	1,151	--	--
San Sebastian (6)(a)	Mexico	100.0%	1,994	6.6	0.06	0.8	1.0	13,218	121	15,020	19,640
Rio Grande Silver (7)(a)	United States	100.0%	516	14.8	--	2.1	1.1	7,620	--	10,760	5,820
Star (8)(a)	United States	100.0%	1,018	3.1	--	6.6	7.7	3,147	--	67,100	78,440
Total			60,692					81,998	2,786	436,180	339,680

Measured & Indicated Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2)(a)	United States	100.0%	767	12.2	0.09	3.3	7.3	9,391	72	25,010	55,870
Lucky Friday (3)(a)	United States	100.0%	21,597	5.4	--	3.5	2.1	116,039	--	755,340	450,070
Casa Berardi (4)	Canada	100.0%	11,881	--	0.12	--	--	--	1,414	--	--
Heva (5)	Canada	100.0%	11,050	--	0.06	--	--	--	672	--	--
Hosco (5)	Canada	100.0%	64,690	--	0.04	--	--	--	2,447	--	--
San Sebastian (6)(a)	Mexico	100.0%	1,994	6.6	0.06	0.8	1.0	13,218	121	15,020	19,640
Rio Grande Silver (7)(a)	United States	100.0%	516	14.8	--	2.1	1.1	7,620	--	10,760	5,820
Star (8)(a)	United States	100.0%	1,018	3.1	--	6.6	7.7	3,147	--	67,100	78,440
Total			113,513					149,414	4,726	873,230	609,840

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Inferred Resources
			Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (9)(a)	United States	100.0%	2,385	13.3	0.09	2.7	6.5	31,752	216	63,570	155,510
Lucky Friday (10)(a)	United States	100.0%	7,481	7.4	--	4.9	1.9	55,106	--	368,820	140,280
Casa Berardi (4)	Canada	100.0%	3,726	--	0.16	--	--	--	601	--	--
Heva (5)	Canada	100.0%	4,210	--	0.08	--	--	--	350	--	--
Hosco (5)	Canada	100.0%	7,650	--	0.04	--	--	--	314	--	--
San Sebastian (11) (a)	Mexico	100.0%	3,549	3.8	0.03	0.6	0.9	13,618	106	22,450	31,930
Rio Grande Silver (12)(a)	United States	100.0%	3,078	10.7	0.01	1.3	1.1	33,097	36	40,990	34,980
Star (13)(a)	United States	100.0%	2,778	3.2	--	6.1	5.7	8,845	--	168,080	158,910
Monte Cristo (14)(a)	United States	100.0%	913	0.3	0.14	--	--	271	131	--	--
Total			35,770					142,689	1,753	663,910	521,610

Note: All estimates are in-situ except for the proven reserve at Greens Creek which is in a surface stockpile. Resources are exclusive of reserves. Totals may not represent the sum of parts due to rounding.

(a)	Underground mineral reserves and mineral resources are based on $1,300 gold, $20.00 silver, $0.90 lead, $0.80 zinc and $3.00 copper.

(1)	Underground mineral reserves and resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to an average of 23.7% to minimum width of 3 meters.
Open pit mineral reserves of the East Mine were estimated in February 2009 based on $700 gold and a US$/CAN$ exchange rate of 0.85:1. Reserve diluted to 20%.
Open pit mineral reserves of the Principal Mine were estimated in February 2011 based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%.
(2)	Measured and indicated resources in East Ore Zone factored for dilution and mining recovery given the contiguous mined stopes from recent production.
(3)	Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(4)	Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. Underground resources are reported at a minimum mining width of 2 to 3 meters.
Open pit mineral resources of the Principal Mine were estimated based on $950 gold and a US$/CAN$ exchange rate of 1:1.
Open pit mineral resources of the 160 Zone were based on $1,250 gold and a US$/CAN$ exchange rate of 1:1. Resources diluted to 12%.
(5)	Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ without dilution and material loss. Resource model completed in 2011.
(6)	Indicated resources reported at a minimum mining width of 2.0 meters for Hugh Zone and 1.5 meters for Andrea Vein and Middle Vein.
(7)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog.
(8)	Indicated resources reported at a minimum mining width of 4.3 feet.
(9)	Inferred resources in East Ore zone factored for dilution and mining recovery given the contiguous mined stopes from recent production.
(10)	Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(11)	Inferred resources are reported at a minimum mining width of 2.0 meters for Hugh Zone and 1.5 meters for Andrea & Middle veins.
San Sebastian Hugh Zone also contains 8,370 tons of copper at 1.72% Cu within 488,000 tons of indicated resource and 18,800 tons of copper at 1.51% within 1,244,500 tons of inferred resource.
(12)	Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins.
(13)	Inferred resources reported at a minimum mining width of 4.3 feet.
(14)	Inferred resource reported at a minimum mining width of 5.0 feet.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Table B: Hecla Mining Company

Assay Results

Greens Creek
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Deep 200 South	GC3690	063/-85	160.30	182.40	21.3	26.51	0.06	14.45	5.89	-1413
	GC3694	243/-86	190.50	214.50	19.7	20.47	0.07	11.08	4.64	-1443
		and	684.30	699.20	12.5	11.20	0.35	25.76	7.76	-1937
		and	982.40	1017.70	35.0	32.46	0.46	17.04	7.25	-2236
	GC3696	243/-75	645.70	658.30	11.3	5.95	0.31	18.65	4.51	-1869
	GC3699	243/-77	233.10	236.80	3.5	125.66	0.18	8.76	4.41	-1479
			290.90	301.40	7.3	63.48	0.44	4.27	2.10	-1532
	GC3700	243/-89	214.00	226.00	11.9	22.50	0.03	10.59	4.55	-1465
			673.80	708.10	15.0	5.32	0.21	24.50	4.68	-1925
	GC3705	243/-35	310.80	352.30	26.7	48.02	0.07	6.61	3.29	-1428
	GC3709	243/-86	227.60	254.70	26.8	16.10	0.03	4.83	1.97	-1478
	GC3721	063/-73	382.90	385.20	2.2	148.80	0.57	12.17	5.72	-1625
	GC3729	243/-80	374.40	385.60	11.0	37.80	0.54	12.08	5.29	-1487
	GC3740	243/-71	372.50	377.50	5.0	97.05	1.06	7.01	3.29	-1611
	GC3745	063/-66	324.50	335.80	10.3	19.19	0.04	1.90	0.90	-1551
	GC3746	063/-57	223.40	235.00	8.3	53.14	0.04	4.08	2.05	-1439
	GC3747	063/-58	368.00	391.50	20.4	25.04	0.05	4.49	2.11	-1565
	GC3750	063/-65	717.50	738.00	19.0	7.28	0.23	14.82	7.06	-1909
	GC3753	063/-47	324.40	335.30	10.9	18.97	0.06	5.80	2.43	-1495
	GC3756	243/-76	231.40	258.00	25.6	27.38	0.04	6.86	3.21	-1476
	GC3757	243/-39	342.80	352.40	5.4	73.92	0.22	8.76	4.16	-1469
	GC3766	063/-47	288.30	300.70	10.5	22.08	0.04	2.64	1.48	-1462
East Ore	GC3710	139/-1	430.30	444.00	10.5	17.35	0.07	7.25	4.15	466
	GC3712	128/-8	428.00	451.80	19.5	45.76	0.03	5.25	2.37	476
		and	474.30	489.30	11.3	64.44	0.26	8.63	3.06	545
	GC3713	128/0	291.70	309.00	15.5	17.82	0.10	6.62	1.88	466
	GC3716	111/7	176.00	195.10	17.6	12.32	0.10	27.03	14.05	421
	GC3717	87/-17	180.00	197.00	13.9	5.29	0.04	26.51	12.68	452
		and	198.20	212.60	11.8	24.55	0.19	4.66	2.64	451
	GC3724	063/-5	232.70	239.70	7.0	211.99	0.21	5.72	3.29	452

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Casa Berardi
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Upper 113	CBW-0350-027	11120	210/53	118.8	128.0	5.6	0.25	-1030.8
	CBW-0350-033	11135	190/43	101.7	113.8	9.2	0.24	-1061.0
	CBW-0350-036	11150	190/62	136.8	147.6	5.9	0.21	-1006.6
Upper 118	CBP-0530-124	12165	180/3	114.8	123.4	8.5	0.50	-1731.6
	CBP-0530-126	12165	180/37	23.6	33.5	7.9	2.32	-1719.8
	CBP-0530-130	12180	180/85	0.0	15.1	1.3	0.50	-1719.8
	CBP-0530-133	12180	180/-6	190.3	210.0	19.7	0.75	-1753.0
	CBP-0530-134	12180	180/57	10.8	21.0	5.6	0.42	-1722.1
	CBP-0530-136	12165	180/88	9.8	26.2	0.7	0.32	-1711.0
	CBP-0530-144	12060	180/-39	246.4	266.1	15.4	0.23	-1895.0
Lower 118	CBP-0830-006	12195	179/5	142.7	181.1	38.4	0.57	-1719.2
119	CBP-0555	11820	190/20	405.5	429.8	22.3	0.31	-1579.4
	CBP-0569	11830	170/-5	403.5	424.2	20.7	0.24	-1592.2
Upper 123	CBP-0551	12380	170/-27	644.7	656.8	11.5	0.36	-2056.4
	CBP-0552	12375	173/-33	797.2	815.3	15.4	1.13	-2221.5
Principale 127	CBP-0300-060	12705	181/-25	150.9	160.4	8.9	0.24	-1018.0
	CBP-0300-062	12705	180/27	134.2	144.0	8.9	0.40	-882.9
	CBP-0300-063	12705	180/34	240.8	260.8	17.4	0.24	-806.1
	CBP-0300-067	12720	182/6	207.3	214.9	7.5	0.46	-921.9
	CBP-0300-069	12720	181/40	213.3	235.9	18.4	0.45	-808.7
	CBP-0300-070	12720	182/-35	141.1	157.5	13.8	0.31	-1037.1
	CBP-0300-071	12735	180/-8	166.7	178.5	11.8	0.74	-966.5
	CBP-0300-072	12735	180/10	162.4	174.5	11.8	0.77	-915.0
	CBP-0300-075	12735	180/19	147.6	172.2	23.3	0.51	-895.7
Principale 125	CBP-0290-002	12285	180/33	55.8	65.6	8.2	0.28	-910.4
	CBP-0290-007	12285	178/-5	85.3	99.1	13.8	0.34	-957.3
	CBP-0290-012	12315	167/-33	91.9	156.8	56.1	0.23	-1016.1
	CBP-0290-013	12315	167/-21	68.2	89.2	19.7	0.28	-975.7
	CBP-0290-017	12315	164/49	183.7	209.0	17.7	0.20	-794.9

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Lucky Friday
Vein	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Ag (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
2	GH66-18	184.2/-5.2	754.8	756.1	1.3	47.1	0.2	0.2	6606	-3226
20	GH67-20	166.5/-32.2	773.9	778.8	3.6	12.4	2.6	4.6	6700	-3320
30	GH66-18	184.4/-6.0	669.7	677.5	7.6	22.7	10.7	16.1	6598	-3218
30	GH66-19	167.4/15.1	788.9	794.3	4.9	37.1	1.5	12.9	6734	-3354
30	GH67-19	155.2/-28.2	889.6	895.4	4.1	17	0.6	4.1	6761	-3381
41	GH66-17	160.1/-17.3	732.7	734.1	1.1	20	1.4	15.3	6560	-3180
41	GH66-19	167.4/-15.1	780	783.2	2.9	30.5	7.1	19.9	6731	-3351
50	GH67-20	165.4/-35.1	644	649.3	4	9.3	2.8	3.2	6628	-3248
61	GH66-17	155.3/-23.4	555.8	559.2	2.5	12.9	1.8	10.5	6499	-3118
61	GH67-19	154.0/-33.5	659	661.4	1.6	14.2	1	8.5	6641	-3261
70	GH66-17	155.3/-24.2	539	541.7	2.1	11.2	0.5	10.1	6491	-3111
80	GH66-17	155.6/-26.2	473.8	485	8.7	18.4	1.1	12	6465	-3085
80	GH67-19	153.4/-35.5	586.5	588.2	1.1	37.9	1.7	7.9	6600	-3220
81	GH67-19	153.3/-36.1	575.8	578.1	1.5	46.5	6.9	10.5	6594	-3214
90	GH66-17	155.6/-27.4	431.5	436.3	3.4	15.5	0.1	16.5	6445	-3065
110	GH66-17	155.6/-28.2	408.9	410.2	0.9	18.7	3.2	25.2	6433	-3053
110	GH67-19	153.1/-38.6	469.9	478.4	4.7	10.1	1.2	15.3	6531	-3151
120	GH66-17	155.3/-29.3	371.3	373.8	1.7	32.9	0.3	25.8	6415	-3035
120	GH67-20	165.5/-41.1	398.2	403.5	3.5	8.4	0.2	11.3	6476	-3096
130	GH67-19	154.0/-39.4	418.7	435.5	10	16.7	8.1	14.2	6501	-3121
130	GH67-20	165.5/-41.3	362.8	366.9	7.5	10	1.9	11.6	6457	-3077

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com